As filed with the Securities and Exchange Commission on October 30, 2024

Registration No. 333-265837

Registration No. 333-272882

Registration No. 333-278436

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265837

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272882

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278436

Under The Securities Act of 1933

TERRAN ORBITAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	98-1572314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida, 33487

(561) 988-1704

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TERRAN ORBITAL CORPORATION 2021 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

John Stevens

Vice President and Associate General Counsel

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Elizabeth M. Donley, Esq. Richard Aftanas, Esq. Hogan Lovells US LLP 555 Thirteenth Street N.W. Washington, DC 20004 Tel: (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Terran Orbital Corporation, a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.
Registration Statement No. 333-265837, filed with the SEC on June 24, 2022, registering 13,729,546 shares of Common Stock issuable pursuant to the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Plan”);
2.
Registration Statement No. 333-272882, filed with the SEC on June 23, 2023, registering 4,275,113 shares of Common Stock issuable pursuant to the 2021 Plan; and
3.
Registration Statement No. 333-278436, filed with the SEC on April 1, 2024, registering 5,982,418 shares of Common Stock issuable pursuant to the 2021 Plan.

On October 30, 2024, pursuant to the Agreement and Plan of Merger, dated August 15, 2024, by and among the Registrant, Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Tholian Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

As a result of the Merger and by filing these Post-Effective Amendments, the Registrant has terminated any and all offerings of its Common Stock pursuant to the Registration Statements and hereby removes from registration any of the shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering. After giving effect to these Post-Effective Amendments, there will be no remaining shares of Common Stock registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, State of Florida, on October 30, 2024.

TERRAN ORBITAL CORPORATION

By:	/s/ James Black
James Black General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.